UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
January 7, 2008
Date of report (Date of earliest event reported)
MFA Mortgage Investments, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-13991	13-3974868
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Park Avenue, 21st Floor New York, New York (Address of Principal Executive Offices)		10022 (Zip Code)
(212) 207-6400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:
—  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
—  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
—  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
—  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On January 7, 2008, MFA Mortgage Investments, Inc. (the “Company”) entered into a Sales Agreement (the “Agreement”) with Cantor Fitzgerald & Co., as sales agent (the “Sales Agent”). In accordance with the terms of the Agreement, the Company may offer and sell up to 12,500,000 shares of common stock, par value $0.01 per share (the “Shares”), from time to time through the Sales Agent. Sales of the Shares, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including, but not limited to, sales at other than a fixed price made on or through the facilities of the New York Stock Exchange, or sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act of 1933, as amended. The Sales Agent will make all sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the Company and the Sales Agent.

     The compensation payable to the Sales Agent for sales of the Shares sold pursuant to the Agreement shall be equal to up to two and one-half percent (2.5%) of the gross sales price per share for any shares of common stock sold under the Sales Agreement.

Item 9.01 Exhibits

(d) Exhibits

     The following exhibit is filed as part of this current report in accordance with the provisions of Item 601 of Regulation S-K:

     1.1 Sales Agreement, dated January 7, 2008, between the Company and the Sales Agent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2008

By: /s/ Timothy W. Korth
Name: Timothy W. Korth
Title: General Counsel and Senior
Vice President — Business Development